EXHIBIT 5.1

Pillsbury Winthrop Shaw Pittman LLP

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April 8, 2013

Opexa Therapeutics, Inc.
2635 Technology Forest Blvd.
The Woodlands, Texas  77381

Ladies and Gentlemen:

We are acting as counsel for Opexa Therapeutics, Inc., a Texas corporation (the “Company”), in connection with the issuance and sale of the following shares (collectively, the “Shares”) of common stock, $0.01 par value (the “Common Stock”), of the Company, all of which are authorized but heretofore unissued shares to be offered and sold by the Company pursuant to the Registration Statement on Form S-1, as amended (Registration No. 333-185738) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) and related prospectus for the offer and sale of the Shares (the “Prospectus”):  (i) up to 2,200,000 shares of Common Stock (the “Purchase Shares”) issuable pursuant to the terms of that certain Purchase Agreement between the Company and Lincoln Park Capital Fund, LLC, dated as of November 2, 2012 (the “Purchase Agreement”); and (ii) up to 102,740 shares of Common Stock issuable as Commitment Shares (as defined in the Purchase Agreement).

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinions in this letter.  Based on the foregoing and the assumption that no Purchase Shares will be sold at a price which is less than the Floor Price (as defined in the Purchase Agreement), we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable.

The opinions set forth in this letter are limited to the Texas Corporation Law of the State of Texas, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP